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                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ]     Confidential, for Use of Commission Only (as permitted by
        Rule 14a-6(e)(2))

[ ]     Definitive Proxy Statement

[X]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to (SS)240.14a-12


                          SCUDDER NEW EUROPE FUND, INC.
       -------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

       -------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

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OPENING FOR ALL SCENARIOS

Hello. May I speak with ________? My name is _________ and I am calling on behalf of your investment in the Scudder New Europe Fund. Mr./Mrs. __________, we have received your "AGAINST" vote and we want to thank your for participating. However, there is ONE outstanding proposal that requires a larger affirmative vote. Would you allow me the opportunity to review the pending item for this Fund?

Scenario 1

If the Shareholder answers Yes:

At this Special Meeting, Scudder New Europe Fund shareholders are asked to approve certain amendments to the Fund's Articles of Incorporation. The Board of Directors recommends a vote in favour of the proposal. Would you like to register your vote along with the recommendations of your Board?

     If the Shareholder answers Yes:

     I am recording your vote and will send you a printed confirmation to (address). For confirmation purposes, may I have the city, state and zip code that we'll be mailing your confirmation to?

     If the Shareholder answers No:

     Thank you for your time. Have a nice day/evening.


Scenario 2

If the Shareholder answers No:

Mr./Mrs. _______, would you be interested in registering a different vote as your Board DOES recommend a vote in favour of the proposal.

     If the Shareholder answers Yes:

     Would you like to register a vote along with the recommendations of your board?

     I am recording your vote and will send you a printed confirmation to (address). For confirmation purposes, may I have the city, state and zip code that we'll be mailing your confirmation to?

     If the Shareholder answers No:

     Thank you for your time. Have a nice day/evening.